Exhibit 99.2

Consolidated Financial Statements and Report of Independent Certified Public Accountants

Pioneer Surgical Technology, Inc. and Subsidiaries

December 31, 2012 and 2011

Grant Thornton LLP
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Chicago, IL 60604-2687

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	T 312.856.0200
F 312.565.4719
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Board of Directors

Pioneer Surgical Technology, Inc.

We have audited the accompanying consolidated financial statements of Pioneer Surgical Technology, Inc. and Subsidiaries (collectively, the Company), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders’ (deficit) equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pioneer Surgical Technology, Inc. and Subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Chicago, Illinois
July 31, 2013

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd

Pioneer Surgical Technology, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

December 31,

(In thousands, except share data)

	2012	2011
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,618	$2,524
Short-term investments	800	5,505
Accounts receivable, net	13,829	11,488
Inventories, net	29,175	29,133
Prepaid expenses	357	401
Deferred tax assets, net	4,688	—
Refundable taxes	256	418

Total current assets	50,723	49,469

PROPERTY, PLANT AND EQUIPMENT, NET	17,052	18,056

INTANGIBLE ASSETS, NET	1,304	1,023

LONG-TERM INVESTMENTS	—	800

DEFERRED TAX ASSETS, NET	4,109	—

OTHER LONG-TERM ASSETS	125	297

TOTAL ASSETS	$73,313	$69,645

Pioneer Surgical Technology, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS - CONTINUED

December 31,

(In thousands, except share data)

	2012	2011
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Line of credit	$—	$8,825
Current maturities of long-term debt	2,051	2,012
Accounts payable	4,988	6,833
Accrued expenses and other current liabilities	8,326	9,481
Series B embedded derivative	—	10,336

Total current liabilities	15,365	37,487

LONG-TERM LIABILITIES
Line of credit	2,192	—
Long-term debt, net of current maturities	7,966	4,622
Other liabilities	1,913	893

Total liabilities	27,436	43,002

SERIES A CONVERTIBLE PREFERRED STOCK SUBJECT TO REDEMPTION - no par value; 7,519,706 shares authorized, issued and outstanding (liquidation preference of $53,981) at December 31, 2011	—	58,211

SERIES B CONVERTIBLE PREFERRED STOCK SUBJECT TO REDEMPTION - no par value; 5,434,783 shares authorized, 4,619,565 shares issued and outstanding (liquidation preference of $32,390) at December 31, 2011	—	13,930

COMMON STOCK SUBJECT TO REDEMPTION, no par value; 255,000 shares issued and outstanding at December 31, 2012 and 2011	201	204

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Series A preferred stock, no par value; 7,519,706 shares authorized, issued and outstanding at December 31, 2012 (Note N)	65,000	—
Series B preferred stock, no par value; 4,619,565 shares authorized, issued and outstanding at December 31, 2012 (Note N)	31,262	—
Common stock, no par value; 143,000,000 shares authorized; 32,188,621 and 32,446,881 shares issued and outstanding (excluding shares subject to redemption) at December 31, 2012 and 2011, respectively	—	—
Notes receivable from sale of common stock	(820)	(986)
Accumulated deficit	(49,833)	(44,947)
Accumulated other comprehensive income	67	231

Total stockholders’ equity (deficit)	45,676	(45,702)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$73,313	$69,645

The accompanying notes are an integral part of these consolidated financial statements.

Pioneer Surgical Technology, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31,

(In thousands)

	2012	2011

Net sales	$88,180	$77,272

Cost of sales	26,506	22,285

Gross profit	61,674	54,987

Operating expenses
General and administrative	18,809	15,824
Selling and marketing	32,495	30,901
Research and development	8,587	10,138

Total operating expenses	59,891	56,863

Operating income (loss)	1,783	(1,876)

Other income (expense)
Interest income	57	109
Interest expense	(571)	(631)
Gain on embedded Series B derivative	1,430	3,650
Other expense	(430)	(403)

Total other income	486	2,725

Income before income tax	2,269	849

Income tax (benefit) expense	(8,078)	269

Net income	10,347	580

Other comprehensive income (loss)
Translation adjustment	(164)	162

COMPREHENSIVE INCOME	$10,183	$742

The accompanying notes are an integral part of these consolidated financial statements.

Pioneer Surgical Technology, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

Years ended December 31,

(In thousands, except share data)

	Stock subject to redemption							Stockholders’ equity (deficit)
	Series A Preferred Stock		Series B Preferred Stock		Common stock		Total stock subject to redemp-	Series A Preferred Stock		Series B Preferred Stock		Common stock		Notes receivable from sale of common	Accu- mulated	Accu- mulated other compre- hensive income	Total stock- holders’ (deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	tion	Shares	Amount	Shares	Amount	Shares	Amount	stock	deficit	(loss)	equity

Balance at January 1, 2011	7,519,706	$49,726	4,619,565	$7,128	588,560	$398	$57,252	—	$—	—	$—	32,120,110	$4,395	$(931)	$(35,024)	$69	$(31,491)

Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	580	—	580
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	162	162
Issuance - common stock	—	—	—	—	—	—	—	—	—	—	—	200,262	56	(55)	—	—	1
Redemption - common stock	—	—	—	—	—	—	—	—	—	—	—	(207,051)	(48)	—	—	—	(48)
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	187	—	—	—	187
Accretion - preferred stock to redemption value	—	8,220	—	6,514	—	—	14,734	—	—	—	—	—	(4,568)	—	(10,166)	—	(14,734)
Accretion - preferred stock issuance costs	—	265	—	288	—	—	553	—	—	—	—	—	(216)	—	(337)	—	(553)
Accretion - common stock subject to redemption	—	—	—	—	—	(194)	(194)	—	—	—	—	—	194	—	—	—	194
Changes in shareholder redemption rights	—	—	—	—	(333,560)	—	—	—	—	—	—	333,560	—	—	—	—	—

Balance at December 31, 2011	7,519,706	58,211	4,619,565	13,930	255,000	204	72,345	—	—	—	—	32,446,881	—	(986)	(44,947)	231	(45,702)

Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	10,347	—	10,347
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(164)	(164)
Issuance - common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	(41)	41	—	—
Redemption - common stock	—	—	—	—	—	—	—	—	—	—	—	(258,260)	—	207	(255)	—	(48)
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	193	—	193
Accretion - preferred stock to redemption value	—	6,611	—	8,198	—	—	14,809	—	—	—	—	—	—	—	(14,809)	—	(14,809)
Accretion - preferred stock issuance costs	—	178	—	228	—	—	406	—	—	—	—	—	—	—	(406)	—	(406)
Accretion - common stock subject to redemption	—	—	—	—	—	(3)	(3)	—	—	—	—	—	—	—	3	—	3
Changes in shareholder redemption rights	(7,519,706)	(65,000)	(4,619,565)	(22,356)	—	—	(87,356)	7,519,706	65,000	4,619,565	31,262	—	—	—	—	—	96,262

Balance at December 31, 2012	—	$—	—	$—	255,000	$201	$201	7,519,706	$65,000	4,619,565	$31,262	32,188,621	$—	$(820)	$(49,833)	$67	$45,676

The accompanying notes are an integral part of these consolidated financial statements.

Pioneer Surgical Technology, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31,

(In thousands, except share data)

	2012	2011
Cash flows from operating activities
Net income	$10,347	$580
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	5,183	5,234
Loss on disposal of property and equipment	706	701
Bad debt expense, net of recoveries	201	264
Provision for excess and obsolete inventory	785	325
Gain on embedded Series B derivative	(1,430)	(3,650)
Change in interest rate swap liabilities	(138)	4
Share-based compensation expense	193	187
Deferred tax provision	(8,797)	—
Deferred revenue	(143)	—
Changes in operating assets and liabilities
Accounts receivable	(2,335)	(2,014)
Inventory	(494)	(8,946)
Prepaid expenses and other assets	11	245
Refundable taxes	149	(294)
Accounts payable	(2,192)	1,742
Accrued and other liabilities	151	3,641

Net cash provided by (used in) operating activities	2,197	(1,981)

Cash flows from investing activities
Purchase of short-term investments	—	(23)
Maturities of short-term investments	5,505	—
Proceeds from long-term investments	61	—
Purchase of property, plant and equipment	(4,809)	(5,550)
Proceeds from disposition of property and equipment	2	177
Purchase of intangible assets	(419)	—

Net cash provided by (used in) investing activities	340	(5,396)

Cash flows from financing activities
Payments on line of credit	(50,490)	(32,107)
Proceeds from line of credit	43,856	40,932
Issuance of long-term debt	10,000	—
Payments on long-term debt	(6,774)	(2,266)
Proceeds from the exercise of common stock options	—	1
Redemption of common stock	(48)	(48)

Net cash (used in) provided by financing activities	(3,456)	6,512

Effect of exchange rate changes on cash	13	16

Net decrease in cash and cash equivalents	(906)	(849)

Cash and cash equivalents at beginning of year	2,524	3,373

Cash and cash equivalents at end of year	$1,618	$2,524

Pioneer Surgical Technology, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

Years ended December 31,

(In thousands, except share data)

	2012	2011
Supplemental cash flow information
Cash paid for
Interest	$745	$614
Income taxes, net	100	542

Supplemental disclosures of non-cash investing and financing activities
The Company increased the carrying amount of preferred stock subject to redemption by an aggregate of $15,215 and $15,287 in 2012 and 2011, respectively.
The Company decreased the carrying amount of common stock subject to redemption by an aggregate of $3 and $194 in 2012 and 2011, respectively.
The Company repurchased 207,196 and -0- shares of common stock in lieu of repayment of a stockholder note receivable and accrued interest of $207 and $-0- in 2012 and 2011, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

(In thousands, except share data)

NOTE A - DESCRIPTION OF BUSINESS

Pioneer Surgical Technology, Inc. and Subsidiaries (together, the Company) are engaged in the business of developing, manufacturing and distributing spine, biologics, orthopedics and cardio-thoracic products. The Company is headquartered in Marquette, Michigan, and has production, research, marketing and engineering offices in the United States of America (U.S.), a sales and distribution office in The Netherlands and a sales office in Germany.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Pioneer Surgical Technology, Inc. and its wholly owned subsidiaries, Pioneer Surgical Orthobiologics, Inc.; Angstrom Acquisition Corp. II; Pioneer Surgical Technology Holdings Luxembourg S.à.r.l.; Pioneer Surgical Technology Australia PTY; Pioneer Surgical Technology Ireland Limited; Pioneer Surgical Technology BV and Pioneer Surgical Technology Deutschland GmbH. All intercompany balances and transactions between the Company and its subsidiaries have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The following amounts, among others, presented in the financial statements are subject to management estimates: allowances for uncollectible receivables, inventory provisions, self-funded insurance liabilities, deferred income tax asset valuation allowances, income tax reserves, deferred revenue and share-based compensation expense. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company is potentially subject to credit risk in connection with its accounts receivable. The Company has a credit policy and performs ongoing credit evaluations of its customers. The Company does not generally require collateral or other security and maintains an allowance for potential credit losses.

The Company maintains its cash balances at various financial institutions. The cash in the Company’s U.S. banks that is interest bearing was insured by the Federal Deposit Insurance Corporation up to $250 and non-interest bearing accounts were fully insured during 2012 and 2011. At times, deposits in these institutions exceed the amount of insurance provided on such deposits. The Company has not experienced any losses in such accounts and believes that it is not exposed to any significant risk on these balances.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

The Company also had cash equivalents in foreign bank accounts at December 31, 2012 and 2011. If the Company decides to repatriate the cash in foreign bank accounts, it may experience difficulty in repatriating this cash in a timely manner. The Company may also be exposed to foreign currency fluctuations and taxes if it repatriates these funds. The Company’s cash in its foreign bank accounts is not insured.

Sources of Supply

Certain of the Company’s raw materials and purchased components are supplied by single sources due to technology, price, quality or other considerations. Some of these single-sourced components are manufactured to the Company’s design and specifications. Most of these items, however, may be sourced from other suppliers, often after a qualification process. Sourcing from alternative suppliers, in some cases, may require additional product design to accommodate variations from the original components. In the event the Company’s supply of critical raw materials or components was to be interrupted due to the time required to qualify materials or components, or modify product designs, the Company’s ability to manufacture the related product in the desired quantities and in a timely manner could be adversely affected. The Company mitigates these risks by working closely with key suppliers to coordinate product plans and the transition to replacement components for critical parts.

Cash and Cash Equivalents

The Company considers highly liquid investments with original maturities of 90 days or less to be cash equivalents. Cash equivalents are stated at market value, which approximates cost. The Company’s cash equivalents are primarily invested in money market funds.

Short-term Investments

Short-term investments are investments with an original maturity greater than 90 days and less than one year and long-term investments maturing within 12 months of year-end. The Company carries the investments at cost. The Company’s short-term investments are primarily invested in certificates of deposit.

Long-term Investments

Long-term investments are investments with an original maturity greater than one year. The Company carries the investments at cost. The Company’s long-term investments are primarily invested in certificates of deposit.

Accounts Receivable

The Company grants credit to customers in the normal course of business, but generally does not require collateral or any other security to support its receivables. Accounts receivable are stated at net invoice amounts. The Company maintains an allowance for uncollectible amounts. This allowance is an estimate and is regularly evaluated by the Company for adequacy by considering factors such as past experience, credit quality of the customer base, age of the receivable balances (both individually and in the aggregate) and current economic conditions that may affect a customer’s ability to pay. Uncollectible accounts are written off against the allowance when it is deemed that a customer account is uncollectible. Allowances for uncollectible amounts attributed to bad debts are recorded in general and administrative expenses in the accompanying consolidated statements of comprehensive income. If the financial condition of the Company’s customers was to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. A rollforward of the allowance for uncollectible amounts is as follows:

	2012	2011

Beginning balance	$588	$472
Provision	201	264
Write-offs	(177)	(148)

Ending balance	$612	$588

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

Inventory

Inventory, including consigned finished goods, is stated at the lower of cost or market, with cost determined using the first-in, first-out method. The Company’s evaluation of inventories for obsolescence and excess quantities includes analyses of inventory levels, including consigned finished goods, historical loss trends, expected product lives, product at risk of expiration, sales levels by product and projections of future sales demand. Current products and related inventories may require additional provisions based on changes in market demand or introduction of competing technologies. Increases in the provision for excess and obsolete inventory result in a corresponding expense to cost of sales in the accompanying consolidated statements of comprehensive income. The Company reduces excess and obsolete provisions for products no longer requiring reserves at the time product is sold or otherwise disposed of. Consigned finished goods are included in inventory until revenue is recognized as described in note B.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and depreciated utilizing the straight-line method over the estimated useful lives of the respective assets. The cost for purchased software includes the cost of development and implementation. Leasehold improvements are amortized over the shorter of the useful life of the assets or term of the lease. Repairs and maintenance are expensed as incurred.

Surgical Instruments

Surgical instruments are handheld devices used by surgeons during implant procedures. The Company retains title to the surgical instruments, which are recorded within property, plant and equipment at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on an estimated useful life of three years. Depreciation for instruments is included in selling and marketing expenses in the accompanying consolidated statements of comprehensive income.

Intangible Assets

Intangible assets include license agreements and patent rights. Intangible assets are amortized over the estimated useful life on a straight-line basis. At the time of acquisition, the asset life is estimated based on the term of the license agreement, patent life or market exclusivity of the asset and an assessment of future sales and profitability of the asset.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

Impairment of Long-lived Assets

Long-lived assets, which include property, plant and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for impairment, the Company first compares undiscounted cash flows expected to be generated by an asset group to the carrying amount of the assets. If the carrying amounts of the long-lived assets were not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying amount of individual assets exceeds their fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values or third-party independent appraisals as considered necessary. There was no impairment of long-lived assets during the years ended December 31, 2012 and 2011.

Derivative Instruments

The Company has entered into interest rate swaps in connection with certain debt financing to enhance the predictability of the related expense and cash flows, and has elected to forgo the documentation required to obtain hedge accounting. All of the Company’s derivative instruments are recorded on the consolidated balance sheets as either an asset or a liability and measured at fair value. The changes in the derivatives’ fair values are recognized as interest expense or interest income in the accompanying consolidated statements of comprehensive income.

In connection with the Company’s Series B preferred stock (Series B) issuance, the Company was required to bifurcate an embedded derivative and account for it as a bundled derivative instrument as described in note N.

Stock Subject to Conditional Redemption Rights

Certain of the Company’s common shares and, prior to September 13, 2012, the Company’s Series A preferred stock (Series A) and Series B are subject to conditional redemption rights that are outside the control of the Company. The Company has elected to account for conditionally redeemable equity instruments within mezzanine equity in the accompanying consolidated balance sheets. For common shares subject to conditional redemption rights that are probable of being met, the Company records the carrying amount of the shares at their redemption price at each year-end. Changes in the carrying amounts of preferred and common shares recorded in mezzanine equity are treated in the same manner as dividends on non-redeemable stock. See note M for the treatment of the Series A and Series B after September 13, 2012.

Foreign Currency Translation

The euro is the functional currency of Pioneer Surgical Technology BV, Pioneer Surgical Technology Deutschland GmbH and Pioneer Surgical Technology Holdings Luxembourg S.à.r.l., the Company’s wholly owned European subsidiaries. Assets and liabilities of these subsidiaries are translated into U.S. dollars at the rate of exchange in effect at the close of the year. Income and expenses are translated at an average rate of exchange for the year. The aggregate effect of translating the consolidated financial statements is included in accumulated other comprehensive income in the accompanying consolidated statements of stockholders’ (deficit) equity. Foreign currency transaction gains and losses are included in other expense in the accompanying consolidated statements of comprehensive income. The aggregate transaction loss was $172 and $253 in 2012 and 2011, respectively.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

Other Comprehensive (Loss) Income

Foreign currency translation adjustments are reported as a direct adjustment to equity in the consolidated balance sheets. Foreign currency translation adjustments of $(164) and $162 as of December 31, 2012 and 2011, respectively, along with net income, are considered components of comprehensive income. The currency translation adjustment is not adjusted for income taxes. Comprehensive income was $10,183 and $742 in 2012 and 2011, respectively.

Revenue Recognition and Cost of Sales

The Company sells a significant portion of its products directly to original equipment manufacturers and through third-party distributors to health care facilities. In limited circumstances, the Company will sell directly to health care facilities. Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists; shipment or delivery has occurred, based on the sales terms; the sales price is fixed or determinable; and collectability is reasonably assured. Sales directly to other companies are recognized when title and risk of ownership have been transferred, which are upon shipment or delivery to the customer.

A significant amount of inventory is held on consignment within the third-party distributor network by distributor field representatives, with the Company retaining risk of inventory ownership. Distributors are representatives of the Company and are aware of consignment inventory sales because a distributor is generally present at the time the product is implanted in a patient. Consignment inventory sales are recognized when the Company receives notification via a delivered order form that a product has been used or implanted. The Company is responsible for establishing pricing and retains accounts receivable collection risk. Distributor commissions are determined through distributor agreements, and such commissions are recognized as a selling cost.

The Company also has inventory held on consignment with one customer. The Company retains risk of inventory ownership, and sales are recognized monthly based on usage.

The Company has revenue related to research and development projects contingent on the achievement of certain milestones. Revenue is recognized in the period the milestone is achieved if the revenue was related to the Company’s performance to achieve the milestone, relates solely to past performance, and is reasonable relative to all of the deliverables and payment terms within the arrangement. The amount of revenue recognized based on the achievement of milestones during the years ended December 31, 2012 and 2011, was not material to the Company’s consolidated financial statements.

Cash collected in excess of revenue recognized is recorded as deferred revenue within other liabilities in the accompanying consolidated balance sheets. Deferred revenue was $866 and $8 as of December 31, 2012 and 2011, respectively.

Revenue recognition terms are consistent for both domestic and international sales. All sales are recorded net of any trade or volume discounts. There are no material prompt payment discounts offered. Products sold to hospitals are either implanted or one-time use medical devices and are not subject to return. Products sold through resellers are subject to return, and as such, an allowance is maintained for returns.

The Company has significant revenues and receivable balances with individual customers. In 2012, sales to one customer represented 19% of the Company’s total net sales and 8% of accounts receivable and another

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

customer represented 10% of the Company’s outstanding accounts receivable as of December 31, 2012. In 2011, sales to two customers represented 18% and 10%, respectively, of the Company’s total net sales and 6% and 5%, respectively, of accounts receivable. Collection terms for these customers are net 30 days.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net sales in the accompanying consolidated statements of comprehensive income. Shipping and handling costs billed to customers for the delivery of finished goods are not significant and are recorded in net sales in the accompanying consolidated statements of comprehensive income. These costs are recorded within cost of sales in the accompanying consolidated statements of comprehensive income as they are incurred. Cost of sales in the accompanying consolidated statements of comprehensive income, consisting primarily of raw materials, components, direct labor and manufacturing overhead, is recognized in the same period in which the related revenue is recognized.

Net sales were made to customers in the following geographic regions:

	2012	2011

North America	$79,409	$70,077
Europe, Middle East and Africa	5,167	5,776
Asia	3,151	1,419
Australia	453	—

Total	$88,180	$77,272

Income Taxes

The Company accounts for income taxes under the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance to reduce deferred tax assets when the amount of expected future taxable income is not likely to support the use of the deduction or credit.

The Company recognizes the benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. Interest and penalties, if incurred, are recognized in the consolidated statements of comprehensive income.

Share-based Compensation

The Company measures and recognizes the cost of employee services received in exchange for equity instruments classified within equity based on the grant date fair value of those awards. Compensation cost for equity classified awards is recognized ratably using the straight-line attribution method over the expected vesting period, which is considered to be the requisite service period, based on awards ultimately expected to vest, and is reduced for estimated forfeitures of unvested awards.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

For purposes of calculating share-based compensation, the Company estimates the fair value of stock options using a Black-Scholes option pricing model. The Black-Scholes option pricing model incorporates various assumptions, including volatility, expected life, interest rates and dividends.

The Company records expense for all stock options granted to non-employees who are not directors in an amount equal to the estimated fair value at the earlier of the performance commitment date or the date at which performance is complete, determined using the Black-Scholes option pricing model. The expense is recognized ratably over the vesting period.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense for 2012 and 2011 was $85 and $139, respectively.

Research and Development

Research and development expenditures are charged to expense as incurred and include the costs to design, develop, test, deploy and enhance products. Research and development expense in the accompanying consolidated statements of comprehensive income also includes the cost of acquired in-process research and development (IPR&D), clinical trials and obtaining regulatory approval for products.

IPR&D

Payments for the acquisition of products that are under development or are not approved by the Food and Drug Administration (FDA) for marketing, and have not reached technical feasibility or have no foreseeable alternative future uses, are expensed as research and development or acquired IPR&D.

IPR&D acquired in a business combination is capitalized at fair value as an indefinite-lived intangible asset until completion of the IPR&D project or abandonment. Upon completion of the project, acquired IPR&D assets are amortized over the estimated useful life. If the IPR&D project was abandoned, the related assets would be impaired and written down to the remaining fair value. IPR&D acquired in an asset purchase is expensed immediately. For the years ended December 31, 2012 and 2011, no IPR&D was capitalized and there were no impairments or withdrawals.

Recently Issued Accounting Statements

In February 2013, the Financial Accounting Standards Board (FASB) expanded the disclosure requirements with respect to changes in accumulated other comprehensive income. Under this new guidance, companies will be required to disclose the amount of income (or loss) reclassified out of accumulated other comprehensive income to each respective line item on the consolidated statements of comprehensive income where net income is presented. The guidance allows companies to elect whether to disclose the reclassification either in the notes to the financial statements or parenthetically on the face of the financial statements. This update is effective for the Company beginning in 2013. Since the accounting guidance only impacts disclosure requirements, its adoption will not have a material impact on the Company’s consolidated financial statements.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

NOTE C - INVENTORIES, NET

Inventories, net consisted of the following at December 31:

	2012	2011

Raw materials	$1,589	$2,424
Work in process	7,943	8,569
Finished goods	7,759	8,286
Consigned inventory	11,884	9,854

Total	$29,175	$29,133

As of December 31, 2012 and 2011, the Company had an inventory allowance related to excess and obsolete inventory of $5,718 and $4,896, respectively.

NOTE D - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are summarized as follows at December 31:

	2012	2011	Depreciable life (years)

Land	$284	$284
Land improvements	354	354	20
Buildings	9,504	9,504	39
Machinery and equipment	16,065	16,468	3 - 10
Furniture and fixtures	2,190	1,935	3 - 10
Computer equipment and software	4,000	3,956	3 - 5
Surgical instrumentation	11,554	10,082	3
Construction in progress	572	96

Total property, plant and equipment	44,523	42,679

Accumulated depreciation	(27,471)	(24,623)

Property, plant and equipment, net	$17,052	$18,056

Total depreciation expense related to property, plant and equipment was $5,042 and $5,110 in 2012 and 2011, respectively. The depreciation expense for property, plant and equipment under a capital lease was $54 and $109 in 2012 and 2011, respectively. The cost of property, plant and equipment under capital lease totaled $255 and $892 as of December 31, 2012 and 2011, respectively. Accumulated depreciation related to property, plant and equipment under capital lease totaled $75 and $794 as of December 31, 2012 and 2011, respectively. Depreciation expense for surgical instrumentation was $2,903 and $2,613 in 2012 and 2011, respectively.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

Disposal of fixed assets during 2012 and 2011 resulted in a loss of $706 and $701, respectively. The losses were recorded as operating expenses.

As of December 31, 2012 and 2011, the Company had net property, plant and equipment of $541 and $464, respectively, located in foreign jurisdictions.

NOTE E - INTANGIBLE ASSETS

The following tables provide the gross and net amounts of intangible assets as of December 31:

	2012
	License agreement	Patent rights	Total

Original cost	$1,170	$1,269	$2,439
Less accumulated amortization/write-offs	(264)	(871)	(1,135)

Net intangible assets	$906	$398	$1,304

	2011
	License agreement	Patent rights	Total

Original cost	$1,170	$850	$2,020
Less accumulated amortization/write-offs	(147)	(850)	(997)

Net intangible assets	$1,023	$—	$1,023

During 2012, the Company capitalized costs incurred to obtain patents, including attorney fees and registration fees directly related to securing a patent. These costs are being amortized over the remaining amortizable life of the patent, which has been determined to be 10 years.

Amortization expense was $138 and $117 for the years ended December 31, 2012 and 2011, respectively.

Expected future amortization expense for intangible assets is as follows:

Years ending December 31,

2013	$159
2014	159
2015	159
2016	159
2017	159
Thereafter	509

Total	$1,304

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

NOTE F - ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following at December 31:

	2012	2011

Accrued payroll	$5,006	$2,958
Commissions payable	1,855	1,792
Accrued vacation	674	763
Deferred revenue	272	8
Accrued royalties	247	3,408
Income taxes payable	55	—
Accrued discounts	38	297
Other current liabilities	179	255

Total accrued expenses and other current liabilities	$8,326	$9,481

NOTE G - LINE-OF-CREDIT FACILITY

In October 2012, the Company entered into a new credit agreement that has a capacity of $15,000, with available credit of $12,808 at December 31, 2012, and carries an interest rate of 2.25% above the one-month London Interbank Offered Rate (LIBOR) (effective rate of 2.46% at December 31, 2012). This agreement expires on October 31, 2014, and is collateralized by substantially all of the Company’s assets. The Company had a similar agreement with a capacity of $12,000 at December 31, 2011. Balances outstanding were $2,192 and $8,825 as of December 31, 2012 and 2011, respectively.

Under the terms of the current agreement, the Company must maintain certain financial ratios, including a debt service coverage ratio and net funded debt to earnings before interest, taxes, depreciation and amortization and limit its capital expenditures as well as other enumerated restrictions, which, if not met, can result in an event of default. A default that remains uncured or is not waived by the bank may result in immediate repayment of the debt. The Company was in compliance with all financial ratio covenants at December 31, 2012. In June 2013, the bank waived the Company’s events of default under the covenants of the loan agreement regarding providing timely GAAP financial statements.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

NOTE H - LONG-TERM DEBT

Long-term debt consisted of the following as of December 31:

	2012	2011
Term loan dated October 31, 2012, with an interest rate of 2.50% above the 30-day LIBOR, collateralized by substantially all assets, due in monthly installments of $167 plus interest through November 2017, effective rate of 2.71% at December 31, 2012.	$9,833	$—

Term loan dated October 19, 2007, with an interest rate of 1.25% above the 30-day LIBOR, collateralized by specific equipment, due in monthly installments of $47 plus interest, effective rate of 1.53% at December 31, 2011.	—	4,469

Equipment notes payable in monthly installments of $20 to $38, with interest at 5.90% to 7.00%, collateralized by specific equipment.	—	1,129

Michigan Strategic Fund Bond Debt - limited obligation revenue bonds secured by a letter of credit collateralized by specific assets of the Company, yearly principal payment of $700 through September 2012 with a variable interest rate of 1.50% over the Municipal Swap Index, effective rate of 0.20% at December 31, 2011.	—	700

Economic Development Corporation Bond Debt - tax-exempt industrial revenue bonds secured by a letter of credit collateralized by specific assets of the Company and the personal guarantee of a stockholder, annual principal payments of $200 to $225 through June 2012 with a variable interest rate set weekly at approximately 10 to 30 basis points above the Bond Market Association Index, effective rate of 0.39% at December 31, 2011.	—	225

Leases and loans payable in monthly installments of $1 to $2 expiring from November 2013 through February 2017, with interest at 1.49% to 2.85%, collateralized by specific equipment.	184	111

Total	10,017	6,634

Less current maturities	(2,051)	(2,012)

Long-term debt	$7,966	$4,622

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

Future contractual maturities of long-term debt outstanding, including capital leases, were as follows:

Years ending December 31,

2013	$2,051
2014	2,050
2015	2,045
2016	2,032
2017	1,839
Thereafter	—

Total	$10,017

Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of long-term debt (exclusive of leases), including current maturities, as of December 31, 2012, approximated the carrying amount.

For financial statement purposes, the present values of the net minimum lease payments have been capitalized and are being amortized over the useful lives of the assets to which they relate, and are included in property, plant and equipment in the accompanying consolidated balance sheets. The present values of net minimum lease payments are included in long-term debt in the accompanying consolidated balance sheets.

NOTE I - INTEREST RATE SWAPS

In 2002, the Company entered into an interest rate swap agreement with an original notional amount of $3,000 that matured on August 31, 2012, when the notional amount was $350. This swap converted the variable rate of the 1.50% over the Municipal Swap Index to a fixed rate of 0.10%. In 2007, the Company entered into another interest rate swap agreement with an original notional amount of $6,797 that matures on August 1, 2019. The notional amount of this swap at December 31, 2012, was $3,776. This swap converts a variable rate of 1.25% over LIBOR to a fixed rate of 5.90%. The Company entered into these swaps to manage variable interest rate cash flows associated with long-term variable rate debt obligations. The notional amounts decline over the period of the agreements as the associated debt is repaid. The Company made an election not to document the hedge accounting relationship and ongoing effectiveness and ineffectiveness testing that are required for the Company to apply hedge accounting. Accordingly, changes in fair value of the arrangements are recognized within interest expense in the accompanying consolidated statements of comprehensive income. The fair value of the Company’s obligation on interest rate swaps was $668 and $807 as of December 31, 2012 and 2011, respectively. These balances have been included in other long-term liabilities in the accompanying consolidated balance sheets.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

NOTE J - LEASES

The Company has non-cancelable operating leases for office space that expire over the next three years.

Minimum rent payments under operating leases are recognized on a straight-line basis over the terms of the leases, including any periods of free rent. Rental expense for operating leases (except those with lease terms of one month or less that were not renewed) during 2012 and 2011 was $899 and $609, respectively.

Future minimum lease payments under capital leases and non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2012, were as follows:

	Capital leases	Operating leases
Years ending December 31,

2013	$54	$1,101
2014	52	782
2015	45	305
2016	32	11
2017	6	—
Thereafter	—	—

Total minimum lease payments	189	$2,199

Less amounts representing interest	(5)

Present value of net minimum lease payments	$184

NOTE K - FAIR VALUE OF MEASUREMENTS

The Company’s financial instruments include cash and cash equivalents, investments, accounts receivable, accounts payable, line credit, debt and interest rate swap. The carrying values of these financial instruments approximate their estimated fair values based on the attributes of the instruments or their quoted prices unless stated. The fair values of the Company’s borrowings under its variable-rate agreements approximate their fair values unless stated. The fair value of the debt and interest rate swap reflect the market values for similar obligations considering their maturities, credit quality and market interest rates. The Company has recorded the interest rate swap on the accompanying consolidated balance sheet at fair value. Changes in fair value are recorded as interest expense in the accompanying consolidated statements of comprehensive income.

The authoritative guidance for fair value measurements defines fair value as an exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance establishes a valuation hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and developed based on independent

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

market data sources. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability and developed based on the best information available. This valuation hierarchy prioritizes the inputs into three broad levels as follows:

Level 1 - Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 - Inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs that are observable for the asset or liability, either directly or indirectly.

Level 3 - Inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value.

Assets and Liabilities that are Measured at Fair Value on a Recurring Basis

The fair value authoritative guidance applies to certain financial assets and liabilities that are measured at fair value on a recurring basis. For the Company, financial liabilities include interest rate swaps and the bundled derivative associated with the Series B preferred stock.

The following tables provide the assets and liabilities carried at fair value measured on a recurring basis as of December 31:

	2012
	Level 1	Level 2	Level 3	Total
Liabilities
Interest rate swap	$—	$668	$—	$668

	2011
	Level 1	Level 2	Level 3	Total
Liabilities
Interest rate swaps	$—	$807	$—	$807
Bundled derivative	—	—	10,336	10,336

Total	$—	$807	$10,336	$11,143

The valuation techniques used to determine market value were as follows:

•	Interest rate swaps were valued using models that use readily observable market data as their basis.

•

In 2011, to determine the value of the bundled derivative, a valuation of the Company was performed, employing both discounted cash flow and market comparability techniques. Those values were then allocated to the various equity components. The value assigned to Series B was further allocated to the stock component based on the fair market value of the equity component plus accrued dividends, with the remainder deemed to be the bundled derivative value. As of September 13, 2012, the embedded derivative was no longer required to be bifurcated from the Series B. See note M for further discussion.

There were no transfers between Level 1 and Level 2 during the years ended December 31, 2012 and 2011.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

The following table presents the Company’s activity for the liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	2012	2011

Beginning balance	$10,336	$13,986

Total realized and unrealized gains
Included in earnings(1)	(1,430)	(3,650)
Included in other comprehensive income	—	—
Purchases, issuances and settlements, net	(8,906)	—
Transfers in/out of Level 3, net	—	—

Ending balance	$—	$10,336

Gain recorded in earnings for Level 3 assets still held at year-end	$—	$3,650

(1)	Amounts are included in gain on embedded Series B derivative in the accompanying consolidated statements of comprehensive income.

NOTE L - INCOME TAXES

The applicable statutory income tax rate is 34% for the years ended December 31, 2012 and 2011. The actual effective tax rate differs from the expected rate primarily as the result of the state income taxes (net of federal benefit), permanent items and changes in the valuation allowance on deferred taxes.

The Company’s realization of the net deferred tax assets is dependent upon the ability to generate sufficient taxable income in future periods. The valuation allowance takes into consideration management’s estimate of future profitability and the likelihood and timing of the utilization of deferred tax assets.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. The Company assesses the realizability of deferred tax assets at each reporting period. These assessments generally consider several factors, including the reversal of existing temporary differences, projected future taxable income and potential tax planning strategies.

The Company computes income taxes using the liability method and, as such, deferred income taxes are determined based on differences between the financial reporting and income tax basis of assets and liabilities and are measured using the enacted tax rates that are expected to be in effect when the differences reverse. Net deferred tax assets are recorded when, it is more likely than not, such benefits will be realized. The Company has not recorded a valuation allowance as of December 31, 2012. The Company had recorded a full valuation allowance of $9,408 as of December 31, 2011, which took into consideration management’s estimate of future profitability and the likelihood and timing of the utilization of the deferred tax assets.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

For the years ended December 31, 2012 and 2011, the provision (benefit) for income taxes consisted of the following:

	2012	2011

Current federal and state expense	$719	$269
Deferred federal and state benefit	(8,797)	—

Total income tax (benefit) expense	$(8,078)	$269

A reconciliation of the total income tax (benefit) expense to income taxes computed by applying the statutory U.S. federal rate to income before taxes is as follows:

	2012	2011

Income tax expense, computed at 34% of pretax income	$771	$206
State income taxes, net of federal benefit	94	43
Series B mark-to-market adjustment	(486)	(1,241)
Share-based compensation	40	47
Other permanent items	92	1,321
General business tax credits	(65)	(344)
Reserve for uncertain tax positions	561	—
Change in valuation allowance	(9,262)	(19)
Other adjustments	177	256

Total income tax (benefit) expense	$(8,078)	$269

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

Net deferred tax assets and liabilities consisted of the following components at December 31:

	2012	2011
Deferred tax assets
Allowance for doubtful accounts	$229	$217
Inventory	1,282	2,960
Property, plant and equipment	280	149
Intangibles	303	478
Share-based compensation	1,645	1,598
Contributions subject to income limitation	—	167
Vacation and employee benefit compensation accruals	1,180	1,138
Interest rate swap derivative	243	289
Accrued discount	14	110
Net operating loss carryforwards	1,079	229
Research and development credit carryforward	1,851	1,723
Deferred revenue	324	—
State credit carryforward	—	23
Instruments	—	16
Alternative minimum tax credit carryforward	312	331
Other	55	101

Gross deferred tax assets	8,797	9,529

Deferred tax liabilities
Other	—	(121)

Gross deferred tax liabilities	—	(121)

Net deferred tax assets before valuation allowance	8,797	9,408

Less valuation allowance	—	(9,408)

Net deferred tax assets	$8,797	$—

As of December 31, 2012, the Company has net operating loss (NOL) carryforwards of approximately $8,100, which expire between 2021 and 2029. Approximately $7,555 of this carryforward is subject to Section 382 of the Internal Revenue Code (IRC). Based on future income forecasts and the applicable limitation, the Company believes it will fully utilize the federal NOL carryforwards before their expiration.

The NOL carryforwards reported here differ from what is reported on the tax returns due to excess tax benefits related to share-based compensation. As of December 31, 2012, the Company’s pool of excess tax benefits related to share-based compensation previously recorded in common stock totals $433. Shortfalls in expected tax benefits from share-based compensation are recognized first as an offset to this pool of excess tax benefits rather than as income tax expense, until the pool of previously recognized excess tax benefits is exhausted.

Not reported in the NOL deferred tax asset above is approximately $146 of deferred tax asset attributable to excess stock deductions. Due to a provision within the Stock Compensation Topic of the FASB Accounting

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

Standards Codification concerning when tax benefits related to excess stock option deductions can be credited to paid-in capital, the total value of the deferred tax asset cannot be recognized, even if the facts and circumstances indicate that it is more likely than that the deferred tax asset can be realized. The Company follows the Income Taxes Topic of the FASB Accounting Standards Codification ordering to determine when such NOL has been realized.

The Company had $564 and $-0- of gross unrecognized tax benefits as of December 31, 2012 and 2011, respectively.

The Company recognizes the benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest and penalties related to income tax matters in other income (expense) in the accompanying consolidated statements of comprehensive income. Amounts recognized for interest and penalties were not material for the years ended December 31, 2012 and 2011.

The Company files a U.S. federal tax return, and returns in the Netherlands, Luxembourg, Australia, Germany and various state jurisdictions. As of December 31, 2012, U.S. federal tax returns for calendar years 2004 through 2012 and state tax returns for calendar years 2006 through 2012 remain subject to examination by tax authorities.

NOTE M - 2012 AMENDMENT TO THE ARTICLES OF INCORPORATION

On September 13, 2012, the Company amended its Articles of Incorporation. This amendment eliminated the preferred stock redemption rights and liquidation preference, which changed the classification of the preferred stock from the mezzanine section to the stockholders’ equity (deficit) section of the consolidated balance sheets and eliminated the requirement to account for the Series B embedded derivative separately from the Series B preferred stock. As a result, the embedded derivative was marked to the market value at September 13, 2012, with the change reflected as a gain on embedded Series B derivative in the accompanying consolidated statements of comprehensive income. The value of $8,906 was reclassified from current liabilities to stockholders’ equity (deficit) on the consolidated balance sheets with the Series B preferred stock.

The September 13, 2012 amendment further allows holders of preferred stock to redeem such shares at the time of a liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or at the time of a deemed liquidation event and are entitled to proceeds based on the distribution set forth within the amendment. The preferred stock may be converted into shares of common stock at any time at the option of the holder. The conversion is computed by multiplying the number of shares by 8.16817 for each share of Series A and 7.79919 for each share of Series B. Preferred voting rights are on an as converted basis utilizing this conversion calculation.

See note N for further discussion of the terms of the preferred stock.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

NOTE N - SERIES A AND SERIES B CONVERTIBLE PREFERRED STOCK

In 2006 and 2008, the Company issued 7,519,706 shares of Series A for gross proceeds of $30,500, including issuance costs of $1,734, and 4,619,565 shares of Series B for gross proceeds of $17,000, including issuance costs of $1,078, respectively. The following is a summary of the terms of the preferred stock:

Ranking

Series A and Series B rank senior to the Company’s common stock with respect to payment of dividends upon the Company’s liquidation, dissolution or winding down. While any shares of preferred stock are outstanding, the Company cannot authorize or issue any class or series of stock that ranks senior to or in parity with the preferred stock as to dividends or upon liquidation, dissolution or winding down without the consent of the holders of 70% of the outstanding shares of preferred stock.

Dividends

Preferred stockholders are entitled to receive dividends when, as and if declared by the board of directors. The preferred stock does not have a stated dividend rate. No dividends were declared or paid for the years ended December 31, 2012 and 2011.

Market Value and Classification

As mentioned in note M, subsequent to September 13, 2012, the Series A and B are classified in the stockholders’ equity (deficit) section of the consolidated balance sheets.

Prior to September 13, 2012, holders of preferred stock could redeem such shares at their sole discretion at any time after the earlier to occur of (1) the closing of an underwritten initial public offering (IPO) of shares of common stock where net proceeds are less than $60,000 and the per share price is less than $9.00 (a non-qualified public offering) or (2) December 15, 2012. The redemption price was equal to the greater of (a) the original issue price for such shares for Series A and 1.5 times the original issue price for Series B or (b) the fair market value of such shares at the time of redemption as determined by an appraisal. Because the redemption was not mandatory, the preferred stock was not required to be classified as a liability, but rather was classified in the mezzanine section of the consolidated balance sheets.

Series A

The fair market value of Series A was $74,520 and $66,378 as of December 31, 2012 and 2011, respectively, which was determined by a third-party valuation firm. Prior to September 13, 2012, the excess of the fair market value of Series A over the original issuance price of $30,500 was being accreted to the redemption value using the effective-interest method. Changes in the estimated redemption value of Series A were prospectively reflected in the accretion calculation.

Prior to September 13, 2012, issuance costs associated with Series A were reflected as a reduction in the carrying amount of Series A and were amortized using the effective-interest method. After the reclassification of the Series A from mezzanine equity to shareholders’ equity (deficit) on the consolidated balance sheets, the issuance costs are no longer being amortized. Unamortized Series A issuance costs were $257 as of December 31, 2011. For the years ended December 31, 2012 and 2011, the Company recognized Series A accretion of $6,789 and $8,485, respectively, in the accompanying consolidated statements of stockholders’ (deficit) equity for accretion to redemption value and amortization of issuance costs.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

Series B

Series B was initially recorded at its issuance price, net of issuance costs of $1,078, and less the amount allocated to the embedded derivative. Prior to September 13, 2012, the Series B conversion feature and the conditional redemption rights upon a liquidation event or a non-qualified public offering are an embedded bundled derivative to be accounted for separately from Series B. The aggregate fair market value of Series B and the embedded bundled derivative was $43,710 and $39,270 as of December 31, 2012 and 2011, respectively.

Prior to September 13, 2012, changes to the recorded fair value of the bundled derivative were reflected as a gain on embedded Series B derivative in the accompanying consolidated statements of comprehensive income. The decrease in the fair value for 2012 and 2011 was $1,430 and $3,650, respectively.

Prior to September 13, 2012, issuance costs associated with Series B were reflected as a reduction in the carrying amount of Series B and were amortized using the effective-interest method. Allocation of a portion of the Series B proceeds to the embedded derivative was being accreted to the Series B redemption value using the effective-interest method. Accretion recorded in 2012 and 2011 for Series B was $8,426 and $6,802, respectively.

Liquidation Preference

Prior to September 13, 2012, in the event of any liquidation of the Company, the holders of preferred stock were entitled to receive, in preference to the holders of any other class of stock, an amount equal to the purchase price paid for such preferred stock plus 12% compounded per annum and any accrued or declared but unpaid dividends (the Preference Amount). In addition, the holders of Series B received a premium of 50% of the original purchase price. Liquidation includes the dissolution or winding down of the Company, the sale of the Company, or the merger or consolidation of the Company.

Prior to September 13, 2012, the holders of preferred stock also had participation rights on an as-if converted pro rata basis with common stockholders in the Company’s net assets in the event of any liquidation after satisfaction of all liabilities and full payment of the Preference Amount. In no event would the aggregate amount paid to the holders of Series A exceed the greater of the purchase price for such shares multiplied by 300%, or the amount to which the holders of Series A would have been entitled had all such shares been converted to shares of common stock immediately prior to such liquidation. The Series B stockholders were entitled to receive no more than 375% of the purchase price for such shares, or the amount to which the holders of Series B would have been entitled had all such shares been converted to shares of common stock immediately prior to such liquidation.

After September 13, 2012, in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or any deemed liquidation event, the holders of preferred stock are entitled to proceeds based on the distribution set forth in the amended Articles of Incorporation.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

Voting Rights

The Company is prohibited from taking the following actions without approval by 70% of the holders of preferred stock, entitled to vote as a separate class: liquidation, dissolution and wind-up; amendments to the Company’s articles of incorporation or bylaws; authorization or issuance of additional equity securities; declare or pay dividends or distributions; make provisions to purchase, redeem or retire equity securities; enter into agreements with related or affiliated parties; incur indebtedness in excess of $5,000 in the aggregate; acquire or enter into any agreement to acquire the assets or capital stock of any entity having a value of more than $5,000; and increase or decrease the number of directors constituting the board. In regards to all other Company actions requiring stockholder approval, each share of preferred stock issued and outstanding is entitled to the number of votes equal to the number of shares of common stock into which it is convertible.

Conversion Rights

Prior to September 13, 2012, the preferred stock would be converted into shares of common stock at any time at the option of a holder or automatically in the event of a qualified public offering, as defined below. The number of shares of common stock into which preferred stock would be converted would be determined by dividing the purchase price of the preferred stock being converted by the then-applicable conversion price. The preferred stock conversion was subject to adjustment for stock splits, combinations and like occurrences. Furthermore, the preferred stock conversion was subject to antidilution adjustments for any subsequent equity offerings or equity-related financing at a purchase price less than the conversion price then in effect for the preferred stock. The antidilution rights through June 15, 2010, required adjustment of the conversion price to the per share amount of any triggering financings. After June 15, 2010, the determination of the new conversion price upon a triggering financing was based on a weighted-average formula.

Prior to September 13, 2012, all outstanding shares of preferred stock would be converted automatically into shares of common stock, at the then-applicable conversion rate, in the event of the closing of an underwritten IPO of shares of common stock of the Company (adjusted as required to reflect changes in the conversion price for preferred stock, stock splits, dividends, combinations and other similar events), resulting in net aggregate proceeds to the Company of at least $60,000 and a per share price of at least $9.00 (a qualified public offering). If the Company completed an underwritten IPO of shares of common stock at a per share price of less than three times the preferred stock conversion price then in effect, the conversion price would automatically be reduced to one-third of the price per share of common stock.

After September 13, 2012, the preferred stock may be converted into shares of common stock on an as converted basis at any time at the option of a holder. The conversion is computed by multiplying the number of shares by 8.16817 for each share of Series A and 7.79919 for each share of Series B.

NOTE O - COMMON STOCK

Authorized Shares

Historically, the Company has entered into various agreements with common stockholders and option holders that contain defined redemption rights for the holders and mandatory or optional repurchase obligations/rights for the Company. By the end of 2011, all but one of these agreements had been terminated.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

Shares Classified as Mezzanine Equity

As of December 31, 2012 and 2011, agreements between the Company and one stockholder underlying 255,000 shares affected the transfers of such shares, including a mandatory requirement for the Company to repurchase the shares upon a stockholder’s death or felonious conviction. Because these requirements are outside the control of the Company, common shares subject to these arrangements are classified as mezzanine equity.

A significant stockholder and former member of senior management holds 2,250,000 shares of restricted common stock. The restricted shares cannot be sold or transferred to any third party. Compensation expense associated with these restricted shares is subject to variable accounting adjustments through the vesting dates, reflecting changes in the value of the Company’s common stock. At December 31, 2012, there is no unrecognized compensation expense.

A stockholder who provides consulting services and is a former member of the Company’s board of directors holds 1,200,000 shares of common stock, which are subject to forfeiture. Unrecognized compensation expense for these awards was a credit of $261 at December 31, 2012, due to amounts expensed in prior years exceeding the current value of the related shares, and is being amortized over one year based on the contractual end date. Compensation expense is subject to variable accounting adjustments through the vesting date, reflecting changes in the value of the Company’s common stock.

A member of senior management holds 25,000 shares of restricted stock units that vest upon the individual remaining employed with the Company for four continuous years. At December 31, 2012, there is no unrecognized compensation expense since these shares were fully vested.

Stock Options

The Company has stock options outstanding under the 1997 Stock Option Plan (the 1997 Plan), the 2007 Stock Option Plan (the 2007 Plan) and the Long-Term Incentive Plan (the LTIP). The 1997 Plan was succeeded by the 2007 Plan on January 1, 2007, and the 2007 Plan was superseded by the LTIP on January 1, 2009. There are 156,635 options outstanding under the 1997 Plan, 287,500 options outstanding under the 2007 Plan and 998,000 options outstanding under the LTIP as of December 31, 2012. The LTIP allows for the granting of stock options to the Company’s employees, directors and consultants for up to 4,843,493 shares of common stock, of which 3,838,493 shares were available for future grants as of December 31, 2012. Option awards are generally granted with an exercise price at least equal to the market price of the Company’s stock at the date of grant. For persons owning greater than 10% of the Company’s outstanding common stock, the exercise price of compensatory options must be at least 110% of fair market value at the grant date. The LTIP allows the compensation committee substantial flexibility in determining the terms of awards, interpreting the LTIP and modifying awards. Awards vest based on a variety of service periods and performance conditions and have contractual terms of up to 10 years.

Estimates of option fair values are based on a Black-Scholes option valuation model that uses the weighted-average assumptions noted in the following table. Since the Company does not have sufficient historical volatility data of its common stock, the expected volatility is based on the volatility of similar public companies. In choosing similar companies, the Company considers factors such as industry, stage of life

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

cycle, size and financial leverage, and engages the assistance of an independent valuation firm to assist with the analysis. The expected term of all non-employee options granted is the contractual option term. The expected term for employee option grants is based on historical experience. The risk-free interest rate is based on the U.S. Treasury yield curve in effect for the expected term of the option at the time of the grant or other measurement date. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. The Company uses historical termination behavior to support an estimated annual forfeiture rate of 5%.

There were no stock option grants in 2012. The following weighted-average assumptions were used to estimate the fair value of stock option grants in 2011:

Volatility	30.0%
Stock dividend yield	—
Expected option term in years	3.7
Risk-free interest rate	1.5%

Total share-based compensation expense included in net income was $193 for 2012 and $187 for 2011. There was no compensation cost capitalized as part of inventory and property, plant and equipment in 2012 or 2011. Share-based compensation has been recorded as an increase to retained earnings in the accompanying consolidated balance sheets.

A summary of option activity for the years ended December 31, 2012 and 2011, is presented below:

			Weighted-average
Options	Shares available for grant	Shares under options	Exercise price per share	Remaining contractual term (years)

Balance, January 1, 2011	3,090,894	5,393,038	$2.54	2.0

Granted	(460,000)	460,000	1.54
Exercised	—	(200,262)	1.38
Canceled	85,670	(2,647,222)	2.53

Balance, December 31, 2011	2,716,564	3,005,554	$2.48	2.7

Granted	—	—	—
Exercised	—	—	—
Canceled	1,121,929	(1,563,419)	2.29

Balance, December 31, 2012	3,838,493	1,442,135	$2.68	2.1

At December 31, 2012
Vested or expected to vest		1,211,302	$2.55	2.2

Exercisable		933,801	$2.82	1.9

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

The weighted-average grant date fair value of options granted during 2011 was $0.29 per share. The total intrinsic value of options exercised during the year ended December 31, 2011, was $-0-.

The following table summarizes unvested options for the years ended December 31:

	Shares	Weighted- average grant date fair value

Unvested at January 1, 2011	1,536,841	$0.45

Granted	460,000	0.29
Vested	(594,203)	0.48
Forfeited	(52,604)	0.52

Unvested at December 31, 2011	1,350,034	0.37

Granted	—	—
Vested	(357,250)	0.41
Forfeited	(484,450)	0.47

Unvested at December 31, 2012	508,334	$0.24

As of December 31, 2012, there was $126 of unrecognized compensation expense related to 303,334 unvested employee common stock option awards. The remaining expense is expected to be recognized over a period of one to two years. As of December 31, 2012, there was no unrecognized compensation expense related to 205,000 unvested non-employee options.

The following table summarizes shares underlying stock options granted in the years ended December 31

	2012	2011
Shares granted to employees
Time vesting shares granted to employees(1)	—	400,000
Time vesting shares granted to non-employees(1)	—	60,000

	—	460,000

(1)	Shares vest immediately or over a one- to five-year period.

As of December 31, 2012, options granted include 230,833 shares that are not expected to vest.

Cash received from options exercised under all share-based payment arrangements for the years ended December 31, 2012 and 2011, was $-0- and $1, respectively. Upon option exercise, new shares of common stock are issued.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

Stockholder Notes Receivable

Prior to May 5, 2009, pursuant to the Company’s 1997 Plan, the Company’s compensation committee granted the authority to accept notes payable to the Company from employees exercising options. Interest rates were at least equal to the applicable federal rate and the term could not exceed nine years. On May 5, 2009, the Company’s compensation committee withdrew that authority and notes no longer would be issued for stock option exercises. Existing notes continue to be subject to the terms of the agreements under which they were issued. As a result of this modification, options that had not been previously exercised were subject to a final value measurement.

The Company had notes receivable as of December 31, 2012 and 2011, with a carrying amount of $820 and $986, respectively. The notes receivable are carried on the consolidated balance sheets as a contra equity account at face value plus accrued interest. Principal was added to the Company’s common stock account upon receipt of the note. Interest is accrued semiannually, resulting in an adjustment to common stock. Notes have a nine-year term, allow for prepayment and are issued at fixed interest rates ranging from 4.70% to 8.25%. The Company retains the stock certificates as collateral and has legal right to additional recourse; however, security rights are not perfected and the notes are accounted for as if non-recourse. During 2011, no collateral shares were redeemed. In 2012, 207,196 shares were redeemed for $207 of principal and interest. No compensation expense was recognized as the shares were redeemed in lieu of repayment of the stockholder notes. As of December 31, 2012 and 2011, 702,293 and 882,158 shares, respectively, exercised with Company notes are included in these consolidated financial statements as outstanding shares of common stock, but are deemed still outstanding as options for the purpose of computing share-based compensation costs.

NOTE P - OTHER COMMITMENTS AND CONTINGENCIES

Royalty Arrangements

The Company has patent-related license agreements requiring royalty payments of between 1% and 20% of net sales of related products. Royalty expenses relating to the above agreements totaled $825 and $627 in 2012 and 2011, respectively. As further described below, the Company also entered into royalty arrangements in connection with the Encelle, Inc. (Encelle) and Angstrom Medica, Inc. (Angstrom) acquisitions.

Angstrom

As part of the acquisition of Angstrom in 2007, the Company is required to pay future royalty payments of 1.5% and 3.0% of net sales for products using the acquired technology through October 2021. In 2012 and 2011, royalty expenses related to this agreement were $119 and $110, respectively. Additional contingent common stock considerations still outstanding are as follows:

•	Common stock in the amount of 205,000 shares upon the Company submitting to the FDA an application for regulatory approval of Angstrom technology-based cement for induction in humans.

•	Common stock in the amount of 615,000 shares upon receipt of FDA approval of the previously described application.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

Encelle

Under the terms of the 2007 acquisition agreement, there was no upfront consideration, but rather two contingent payments based on future commercial sales of spine and orthopedic-related products using the Encelle technology. The first commercial sales commenced in January 2009, thus obligating the Company to pay the sum of 50% of net sales for the next 12 months. An additional payment was based on 50% of net sales for the 12 months starting in January 2011. During 2012 and 2011, sales of products developed under this agreement resulted in royalties to the former owners of Encelle of $288 and $3,149, respectively.

Additionally, Encelle’s former owners were also entitled to the net proceeds of sales of non-spine applications, which represented $-0- in 2012 and 2011.

The royalties related to both Angstrom and Encelle were included in costs of goods sold in the accompanying consolidated statements of comprehensive income since at the time of the acquisition the companies were considered in early stage research and development and the related technology was considered to have little value. The development to enhance the technology to become a commercially saleable product and business did not occur until after the acquisition and development of the technologies by the Company.

Purchase Commitments

The Company is committed to purchase materials for production over the next year at prevailing market prices. At December 31, 2012, purchase order commitments to acquire materials used in production totaled $2,673.

Employee and Officer Termination Benefits

Employment agreements signed by 16 employees or officers require the Company to make severance payments of an amount equal to or greater than current salary over a period of six to 12 months if the employees or officers were terminated.

Litigation

Through the normal course of business, the Company has various legal claims and contingent matters outstanding. The Company believes that any ultimate liabilities arising from these actions will not have a material impact on the Company’s financial condition or results of operations.

NOTE Q - RETIREMENT PLAN

The Company maintains an Employee Retirement Income Security Act of 1974 safe harbor qualified retirement plan for substantially all employees established pursuant to IRC Section 401(k). Contributions are based on a partial match of employees’ contributions. The Company match is based on the amount of salary the employee elects to defer. For the first 3% of an employee’s salary that is deferred, the Company will match 100%. For the next 2% of an employee’s salary that is deferred, the Company will match 50%. The Company does not match deferral amounts in excess of 4% of an employee’s salary. The employer match was $708 and $689 for the years ended December 31, 2012 and 2011, respectively.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2012 and 2011

(In thousands, except share data)

NOTE R - RELATED-PARTY TRANSACTIONS

During 2012 and 2011, the Company redeemed 51,064 shares for $0.94 per share and 30,769 shares for $1.56 per share of common stock, respectively, from a relative of the Company’s largest individual stockholder.

A former member of the board of directors has signed a consulting agreement that includes a 1% royalty payment on certain sales of products yet to be approved by the FDA, which he received payment of $9 and $11 in 2012 and 2011, respectively. The same former board member was a partial owner of Angstrom. He received 45,143 shares of Company common stock in connection with this transaction and will receive a pro rata amount, based on his former share ownership, of any future consideration paid to the Angstrom stockholders, of which $3 was paid in 2012 and 2011.

The Company has entered into a license agreement with its largest stockholder that requires royalty payments of 1% of net sales of the related product yet to be approved by the FDA, which he received payment of $9 and $13 in 2012 and 2011, respectively.

NOTE S - SUBSEQUENT EVENTS

On June 11, 2013, the Company entered into an Agreement and Plan of Merger with Rockets MI Corporation, a wholly owned subsidiary of RTI Biologics, Incorporated (RTI). Pursuant to the terms of the Merger Agreement, RTI paid $130 million, subject to certain adjustments, to acquire all of the Company’s outstanding stock. The transaction was completed on July 16, 2013.

The Company evaluated its December 31, 2012, consolidated financial statements for subsequent events through July 31, 2013, the date these consolidated financial statements were available to be issued. Except as described above, there were no subsequent events that require disclosure or additional disclosures in these consolidated financial statements.